AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 26, 2001 REGISTRATION NO. 333-62368

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                 Amendment No. 5
                                       to
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       ADVANCED PLANT PHARMACEUTICAL, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

               DELAWARE                               59-2762023
               --------                               ----------
   (State or other jurisdiction of      (I.R.S. Employer Identification No.)
    incorporation or organization)

                               43 West 33rd Street
                            New York, New York 10001
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 000-30256

                           David Lieberman, President
                  43 West 33rd Street, New York, New York 10001
                                 (212) 695-3334
                        ---------------------------------

            (Name, address and telephone number of agent for service)
                                   Copies to:

                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                       (631) 737-8381 (631) 737-8382 (fax)
                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE
================================================================================
                               Proposed         Proposed
Title of          Amount       Maximum          Maximum             Amount of
Securities to     to be        Offering Price   Aggregate           Registration
Be Registered     Registered   Per Share (1)    Offering Price (1)  Fee
---------------   ----------   --------------   -----------------   ------------
Common Stock,     44,676,372   $0.048           $1,643,766          $
par value $.007
per share
--------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on June 1, 2001.
================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of Applied Plant Pharmaceutical, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                44,676,372 Shares

                      Advanced Plant Pharmaceuticals, Inc.

                                  Common Stock

This prospectus relates to 44,676,372 shares of common stock of Advanced Plant Pharmaceuticals, Inc., a Delaware corporation. These shares are offered by the selling shareholders and securityholders. Advanced Plant Pharmaceuticals will not receive any of the proceeds from any sales of the shares. Some of the selling shareholders are entitled to acquire the shares by converting convertible notes. If the selling securityholders fully convert their convertible notes, Advanced Plant Pharmaceuticals will not have to repay the principal amount of the convertible notes. See "Selling Shareholders."

The common stock is traded on the OTC Electronic Bulletin Board under the symbol "APPI." On June 1, 2001, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $0.048 Per share. The selling shareholders may, from time to time, sell the shares at market prices prevailing on Nasdaq at the time of the sale or at negotiated prices under the terms described under the caption "Plan of Distribution."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------


TABLE OF CONTENTS
                                                              Page
                                                              ----
Management's Discussion and
Analysis of Financial Condition
and Results of Operations and Summary........                    4
Risk Factors.................................                    7
Use of Proceeds..............................                   10
Dilution.....................................                   10
Selected Financial Data......................
Business.....................................
Management...................................
Security Ownership of Certain
Beneficial Owners and Management.............
Selling and Principal Shareholders...........
Certain Transactions.........................
Description of Securities....................                   12
Shares Eligible for Future Sale..............
Plan of Distribution.........................                   16
Legal Matters................................                   17
Experts......................................                   17
Financial Statements.........................

BUSINESS OF THE COMPANY

Advanced Plant Pharmaceuticals, Inc. was incorporated in the State of Delaware in 1986, under the name Ventra Management, Inc. On July 20, 1994, Ventra amended its Certificate of Incorporation to change its name to Advanced Plant Pharmaceuticals, Inc.

Business of the Company; principal products and services. The Company is a development stage company that utilizes whole plants to develop all natural dietary supplements. The Company has what it believes is a unique thirteen step process (the "Process") utilizing whole plants for the production of dietary supplements. The Company believes that its Process will (i) preserve, in the dietary supplements produced with such Process, virtually the whole of the natural ingredients found in the plant and (ii) will result in all of the dietary supplements produced with such Process using the same plants in the same proportions, having near identical ingredient formulations. The Company believes that the current technology used by other producers of dietary supplements extracts natural ingredients and nutrients from a plant through an extraction process using alcohol which, the Company believes, changes the chemical formation of the plant and destroys many of the natural ingredients the plant has to offer. The Company's Process, however, utilizes the whole plant without the use of alcohol and allows the use of nearly the whole of the natural ingredients available from the plant.

The Company has applied its Process to manufacture garlic in the form of a dietary supplement. According to Paavo Airola, P.H.D., author of The Miracle of Garlic, Garlic is believed to have preventive and/or therapeutic benefits in the treatment of high blood pressure, atherosclerosis, tuberculosis, arthritis and cancer. The Company hopes to expand its product line, using the Process, to produce dietary supplements from herbs such as St. John's Wort, Kava Kava, Ginko Biloba and Echinacea. While the Company hopes to apply for a patent on its Process, the Company, as of the date of this report, does not have the necessary funds to make or prosecute any patent application.

The Company has also developed two dietary supplements, Lo-Chol and Perthon/Abavca (the latter hereafter referred to as "ACA"), which are comprised of several specific botanical components. The labels for these products contain statutory disclaimers in accordance with the requirements of the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement Health and Education Act of 1994, stating that the products have not been evaluated by the Food and Drug Administration ("FDA") and that the products are not intended to diagnose, treat, cure, or prevent diseases, and the label does not contain a claim that the product will diagnose, mitigate, treat, cure, or prevent a specific disease or class of disease. The Company believes that its patented, all natural, dietary supplement, Lo-Chol, comprised of six specific botanical components, is a cholesterol lowering agent. The Company's belief with respect to the cholesterol lowering qualities of Lo-Chol is based on a study of four hundred people performed in Australia by several physicians hired by the Company to do such study in 1990. Such study indicated that when used in the context of good dietary practices, Lo-Chol not only lowers total cholesterol and triglycerides, but also increases HDL (High Density Lipoprotein which is health associated cholesterol) and balances the proportion of HDL to LDL (Low Density Lipoprotein which is disease associated cholesterol). Because the Company believes that Lo-Chol, as a dietary supplement, does not need to be approved by the FDA, such studies performed with Lo-Chol were not performed in accordance with FDA standards and therefore the Company cannot give any assurance that this dietary supplement would receive FDA approval as an effective treatment for high cholesterol. Furthermore, pursuant to the federal statute referred to above, the label used for the Lo-Chol package cannot make a claim that Lo-Chol lowers cholesterol or triglycerides.

The Company has also developed an all natural dietary supplement called ACA which the Company believes is an immune system enhancer. The Company believes that ACA has the ability to improve the quality of life of patients suffering from HIV-AIDS; specifically, to reverse glandular swelling, promote weight gain, improve response to skin hypersensitivity tests and increase the circulating concentration of helper T cells (CD4-positive cells). The Company's belief with respect to the therapeutic qualities of ACA is based on a limited study of fifteen patients suffering from HIV-AIDS in Australia performed by several physicians hired by the Company to do such study between 1989 and 1993. Such study of the effectiveness of ACA was not performed in accordance with FDA standards and therefore the Company cannot give any assurance that this dietary supplement would receive FDA approval as an effective treatment for HIV-AIDS. Although the Company believes that ACA, as a dietary supplement, does not need to be approved by the FDA, ACA has received from the FDA the status of an investigational new drug ("IND") which permits the Company to proceed with Phase II clinical trials. Furthermore, pursuant to the federal statute referred to above, the label used for the ACA package cannot make a claim that ACA is an effective treatment for HIV-AIDS.

Status of newly announced products. Research and development has been completed on Lo-Chol and ACA. The Company is ready to market, distribute and sell its products on a local and international level. The Company maintains an Internet site at http://www.AdvancedPlant Pharm.com for access to information on the Company and for purchase of the Company's products on-line. The Company's products are also available for purchase on other web sites.

Sources of material. The Company uses a raw material supplier located in Brooklyn, New York, as its main supplier and source for the specific plants and other ingredients used for manufacturing its dietary supplements. The Company believes that there are many other suppliers from which it can purchase the plants and other ingredients it needs.

Patents and trademarks. The Company has a patent for its herbal composition, Lo-Chol, patent No. 5,707,631, that was issued by the U.S. Patent Office to the Company on January 13, 1998. Lo-Chol is patented as an all-natural, fully standardized, dietary supplement comprised of 6 specific botanical components to act synergistically to help maintain healthy cholesterol levels.

Government regulations. In accordance with the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement Health and Education Act of 1994 ("FD&C Act"), the Company meets specific requirements in labeling their products. Specifically, the statute requires that dietary supplements be labeled as such, that the dietary support claim be submitted to the FDA within thirty days after its first use, that the labeling bear a statutorily-prescribed disclaimer stating that the claim has not been evaluated by the FDA and that the product is not intended to diagnose, treat, cure, or prevent diseases, and that the labeling does not contain a claim that the product will diagnose, mitigate, treat, cure, or prevent a specific disease or class of disease.

APPI continues to focus on the research and development of plant based dietary supplements. During July 1999, the Company acquired exclusive rights and interests to a thirteen step process which utilizes virtually the whole of the nutrients found in plants to manufacture all natural herbal dietary supplements. The purchase price for the process was 12,000.000 shares of Common Stock. None of these shares were isssued during the year 2000. The Company intends to use this process to manufacture products that it hopes to distribute worldwide through various sales distribution contracts.

On February 28, 2000, the Company entered into an Asset Purchase Agreement with Dr. Bielory to purchase his various allergy and nasal formulations. This Agreement was approved by the Board of Directors on September 6, 2000. Dr. Bielory was granted a five year option to purchase an aggregate of 18,000,000 shares of the Company's Common Stock, par value $0.0007 per share, at an exercise price of $180.00.

Sinusol(tm), being one of the formulations purchased from Dr. Bielory, is a generalized base solution for the development of an extensive line of specialty products related to allergy and sinus conditions. The ingredients include a mixture of gently pH-balanced essential mineral oils that combat the various symptoms related to allergies and sinus disorders, including congestions, irritated nasal mucosa and bacterial and fungal infections. Specialized advanced formulations are being reviewed for patent submission.

Management believes that it can continue to obtain additional capital. However, if additional financing is not obtained, the Company might be forced to cease operations.

Since its inception, the Company has had significant operating losses and working capital deficits. The Company's continued existence has been dependant on cash proceeds received from the sale of its common stock and the willingness of vendors to accept stock in lieu of cash payments for their services. Employees have also accepted deferrals of wage payments. The Company hopes to reverse this trend by generating cash inflows through the sale of new products that they have developed. To accomplish this objective, the Company will require working capital to satisfy current operating expenses, and to produce inventory, during the interim period preceding such time as the revenue cycle begins generating cash. However, to date, sales have not materialized and the Company has run out of capital.

As of the beginning of August 2000 we did not have any cash on hand or accounts receivable. The Company's two employees have deferred payment of their salaries for the past eight weeks. While we are negotiating with potential investors to secure cash infusions into the Company, if we do not find any cash investors we will be unable to operate our business for any significant length of time.

If we secure funds we intend to use our Process to expand our product line to include herbal dietary supplements such as St. John's Wort, Kava Kava, Ginko Biloba and Echinacea. We estimate that the initial production and preliminary marketing of these four herbal products to potential domestic and international distributors and wholesalers will cost approximately $60,000.

In addition, upon the securing of funds, the Company intends to market its new products, obtained in February, 2000, obtained from Dr. Bielory.

We do not expect to purchase or sell any manufacturing facilities or significant equipment over the next twelve months. We do not foresee any significant changes in the number of employees we will employ over the next twelve months.


EMPLOYEES

As of June 1, 2001, we employed 2 persons, all of whom are full-time employees, including three executive officers. Our employment reflects our outsourcing of manufacturing and the establishment of strategic partnerships that allows us to minimize staffing. We believe that we have good relationships with our employees. None of our employees belong to a labor union.


THE OFFERING

     Common stock offered by selling shareholders            44,676,372   shares
     Common stock outstanding prior to the offering         153,203,710   shares
     Common stock to be outstanding after the offering      190,880,082   shares

     Nasdaq BB LISTING Market symbol....  APPI


RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in Advanced Plant Pharmaceuticals. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

We May Not Be Able To Manage Our Planned Rapid Growth.
         We expect to grow rapidly in the future. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

         Implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, and our ability to finance increased levels of accounts receivable and inventory necessary to support sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be implemented successfully.

A Few Customers May Account For A Large Portion Of Our Sales.
         In the early stage of our development of new products, a few customers may account for a large portion of sales. Except for receiving purchase orders for our products, we do expect to have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any large customer could adversely affect our business, financial condition and results of operations. In addition, pressure by a large customer seeking a reduction in prices, financial incentives, a change in other terms of sale or for our company to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

We Depend On Our Key Personnel.
         Our success is largely dependent upon the experience and continued services of David Lieberman and Dr. Leonard Bielory. We cannot assure you that we would be able to find appropriate replacements for Mr. Lieberman or Dr. Bielory if the need should arise, and any loss or interruption of Mr. Lieberman or Dr. Bielory services could adversely affect our business, financial condition and results of operations.

         We do not maintain key-man life on Mr. Lieberman or Dr. Bielory. Should either or both die, there may be serious and adverse consequences for the company.

The Market Price Of Our Common Stock Will Be Volatile.
         Market prices of the securities of recycling companies are often volatile. The market price of our common stock will be affected by many factors, including:

          -    fluctuations in our financial results;
          - the actions of our customers and competitors (including new product line announcements and instructions);
          -    new regulations affecting foreign manufacturing;
          -    other factors affecting the toy industry in general; and
          -    sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies. The registration of these shares will have a depressive effect on the market price of our common stock.

Future Sales Of Our Shares Could Adversely Affect Our Stock Price.
         As of January 1, 2001, there were 23,428,114 shares of our common stock outstanding. An additional 26,025,000 shares of our common stock are issuable upon the conversion of our convertible preferred stock and upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 54,710,614 shares of our common stock outstanding. Of this, 20,000,000 are shares that may be obtained from the conversion of the convertible preferred stock that requires the company to first obtain sales of $5 million and $10 million, respectively.

Our Management Exercises Substantial Control Over Our Business.
         As of January 1, 2001, our directors and executive officers beneficially own upon conversion of stock options, in the aggregate, 6,521,407 shares of our common stock, representing approximately 47.7% of common stock outstanding.

In Our Operating History, We May Not Be Able To Successfully Manage Our Business To Achieve Profitability.
         We may not be able to grow our business as planned or ever become a profitable business. Because of this very limited operating history, there are no meaningful financial results which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new venture. We also face the risks inherent in operating in the rapidly evolving markets for Internet products and services. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.

The Report Of Our Independent Accountants Contains A Going Concern Qualification Which States That We May Not Be Able To Continue Our Operations.

         Our independent certified public accountants' report for the last fiscal year ended December 31, 2000 contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern.

This Prospectus Contains Forward-Looking Statements. These Statements May Prove To Be Inaccurate.

         Some  of  the  statements  in  this   prospectus  are   forward-looking
statements  that  involve  risks  and   uncertainties.   These   forward-looking
statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

"may," "plans," "will," "expects," "should," "believes," "estimates," "intends" and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale by the Selling Shareholders. All the Selling Shareholder's will have the opportunity to sell their registered shares after the effective date of this registration statement become effective.


DILUTION

A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value, by the total number of shares of common stock outstanding. As of December 31, 2000, we had a net tangible book value of (nil), or approximately ($0.00) per share of common stock.

There  is  dilution  upon  the   registration  of  the  shares  of  the  Selling
Shareholders.

SELLING SHARE HOLDERS and SECURITY HOLDERS

Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2001 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders have been an officer, or held any other material relationship with Advanced Plant Pharmaceuticals, or its affiliates or predecessors within the last three years, other than David Lieberman, the president, Dr, Bielory, the Chairman of the Board of Directors and Sam Berkowitz a former employee, now a consultant, of the Company. We will receive no proceeds from the sale of these shares.

The following table sets forth information regarding shares of our common stock beneficially owned by each selling stockholder as of August 31, 2001. This offering of these common shares will begin when this registration statement on Form SB-2 is declared effective. Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

                                           Number of             % of shares
Name                                    shares offered           Outstanding
----                                    --------------           -----------
Rick Bodamer                                75,000 (1)                *
Lou Lopriore                                75,000 (1)                *
America Botanical Industries, Ltd.         395,766 (1)                *
Robert and Jaqueline Monette               450,000 (1) (2)            *
David and Lisa Fox                          20,000 (1)                *
R. Spence Fink                              30,000 (1)                *
Summa Capital, Inc.                        300,000 (2)                *
Charles Moskowitz                          160,000 (1)                *
National Brokers Associates, Inc.          760,000 (2)                *
American Lifestyle.com                     100,000 (2)                *
Jack Bienfield                             125,000 (3)                *
Mark Cooper                                125,000 (3)                *
Sam Berkowitz                            6,060,606 (1)               4.8(6)
Sam Berkowitz                            2,000,000 (4)               4.8(6)
David Lieberman                          3,000,000 (4)              18.25%(7)
David Lieberman                          5,000,000 (5)              18.25%(7)
Dr. Leonard Bielory                      3,000,000 (4)              12.2%(8)
Dr. Leonard Bileory                      5,000,000 (5)              12.2%(8)
Barry Clare                              6,000,000 (1)(2)            5.1%(9)
Jerome Berkowitz                         1,500,000 (1)                *
Daniel Berkowitz                           500,000 (1)                *
Ezriel Silberberg                       10,000,000 (1)              12.2%(10)

TOTAL TO REGISTER                       44,676,372
-----------------

     *      Less than 1% of the issued and outstanding shares

(1)      Represents  shares  issued in exchange for services and  settlement  of debt.
(2)      Represents shares issued in exchange for services.
(3)      Represents shares issued in exchange for salary due.
(4) Represents shares issued pursuant to Bonus for the year 1999, as approved by Board of Directors of the Company.
(5) Represents 5,000,000 shares issued at $0.02 to cover $100,000 of salary accrued but not paid.
(6)      Percentage includes total listed on table.
(7) Includes amounts listed and another 22,194,000 as listed on Form 4, filed July 2001.
(8)      Includes   amounts   listed  and   additional   12,225,000   restricted
         securities.
(9)      Holdings total 8,500,000 shares.
(10)     Includes amount listed and additional 10,316,667 restricted securities.

DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 250,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. Upon consummation of this offering, there will be 190,880,082 shares of common stock and no shares of preferred stock outstanding.


COMMON STOCK

The authorized capital stock consists of 250,000,000 shares of common stock, $.01 par value ("Common Stock"). The Company is also authorized to issue 5,000,000 shares of preferred stock, par value $.0007. The Company has not issued and has no current plans to issue any preferred stock. The preferences for the preferred stock, when and if any are issued, are to be determined by the Company's Board of Directors. The availability of such preference shares with preferences to be established by the Company's Board of Directors, would have the effect of discouraging any persons or other companies from seeking to acquire shares of the Company's Common Stock at prices greater than the prices at which the Company's Common Stock is trading in the public securities markets. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to this registration statement and by the provisions of applicable Delaware law.

As of July 3, 2001, there were 153,203,710 shares of Common Stock outstanding, held of record by approximately 10,000 stockholders. In addition, as of March 31, 2001, there were 12,000,000 shares of Common Stock subject to outstanding options.

The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of the liquidation by the Company, to receive pro-rata, all assets remaining after payment of debts and expenses and liquidation of the preferred stock. Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, of the Company, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors of the Company (without further action by the shareholders), has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock pursuant to action by its Board of Directors. As of the date of this registration statement, the Company has no outstanding shares of Preferred Stock issued and outstanding.

In the future, the Board of Directors of the Company has the authority to issue shares of Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of Preferred Stock are issued, certain rights of the holders of Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to take a takeover bid to purchase shares of the Company at a price, which might be attractive to its shareholders. However, the Board of Directors must fulfill its fiduciary obligation of the Company and its shareholders in evaluating any takeover bid.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

          - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
          - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
          - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

DIVIDENDS

The Company has not paid any cash dividends on its common or preferred stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company may issue shares of its common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve the performance and growth of the Company. Issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in the common stock of the Company.

TRANSFER AGENT

The transfer agent for the Company is: Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.


SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this Prospectus, the Company had outstanding 148,203,710 shares of its Common Stock. Of this amount, 7,558,250 shares of Common Stock are being registered on behalf of the Selling Shareholders. Of these shares, the 7,558,250 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares purchased by "Affiliates" or persons acting as "Underwriters" as these terms are defined under the Securities Act.

The 56,746,417 shares of Common Stock held by existing shareholders are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

                  (1) 1% of the then-outstanding shares of common stock; and
                  (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. While the foregoing discussion is intended to summarize the material provisions of Rule 144, it may not describe all of the applicable provisions of Rule 144, and, accordingly, you are encouraged to consult the full text of that Rule.

In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

The possibility of future sales by existing stockholders under Rule 144 or otherwise including the sale of 20,060,606 shares registered under the
Securities Act pursuant to this prospectus, will, in the future, have a depressive effect on the market price of our Common Stock, and such sales, if substantial might also adversely affect the Company's ability to raise additional capital. See "Description of Securities" and "Plan of Distribution."

PLAN OF DISTRIBUTION

Advanced Plant Pharmaceuticals is registering the shares on behalf of the selling shareholders, as well as registering shares for sale by the Company to raise capital. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Advanced Plant Pharmaceuticals. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling shareholders have advised Advanced Plant Pharmaceuticals that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Advanced Plant Pharmaceuticals has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Upon Advanced Plant Pharmaceuticals being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon Advanced Plant Pharmaceuticals being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

WHERE YOU CAN FIND MORE INFORMATION

We will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.


LEGAL MATTERS

Legal matters in connection with this offering are being passed upon by the law firm of Michael S. Krome, P.C. Michael S. Krome, P.C. was issued 555,000 shares of Common Stock in exchange legal services performed in connection with this registration statement and other legal work.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Michael C. Finkelstein & Co., CPA, independent certified public auditors, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of Michael C. Finkelstein & Co., CPA, as experts in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF PROPERTY

We lease approximately 800 square feet of space at 43 West 43rd Street, New York, New York 10001. The space is adequate for the Company for the foreseeable future.


LEGAL PROCEEDINGS

There is no pending litigation against the Company.



MANAGEMENT

Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that, given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to each person who is a director or an executive officer of the Company as of May 16, 2001.

Name                           Age             Position
-------------                  ---             --------
David Lieberman                 38             President and Director

Dr. Leonard Bielory             46             Chairman and Scientific Director

David Lieberman has served as President of the Company since July 1, 1996, and as a member of its Board of Directors since June 1996. Since 1991, he has worked in the offices of the Chief Rabbi of Bnai Brak, Israel. He also serves as a consultant for Osem Industries, Inc., an international food conglomerate located in Israel.

Leonard Bielory, M.D. serves as Chairman and Scientific Director of the Company since March 15, 2000. Dr. Bielory is presently the Director of the Division of Allergy, Immunology and Rheumatology and is the Director of the Division of Asthma and Allergy at the New Jersey Medical School where he is also an Associate Professor of Medicine, Pediatrics and Ophthalmology. Dr. Bielory serves as the Chairman of the Board and President of the University Physician Associates -- the New Jersey Medical School Faculty Practice. Dr. Bielory currently serves as a consultant on allergy and immunology to Newark Beth Israel Hospital, Newark, NJ, and to Saint Barnabas Medical Center, Livingston, NJ.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings.

EXECUTIVE OFFICERS

Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. The Company's two executive officers, David Lieberman and Dr. Leonard Bielory are also directors of the Company. Information with regard to such persons is set forth above under the heading "Nominees." On April 7, 2000, Mr. Barry Clare resigned as the Company's Chief Operating Officer. He remains an employee of the Company.

Board of Directors
The Company's Bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are two (2) directors who were elected in April 2000.

Director Compensation
A director who is an employee of the Company receives no additional compensation for services as director or for attendance at or participation in meetings except reimbursement of out-of-pocket expenses and options. Outside directors will be reimbursed for out-of-pocket expenditures incurred in attending or otherwise participating in meetings and may be issued stock options for serving as a director. The Company has no other arrangements regarding compensation for services as a director.

A person is deemed to beneficially own voting securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

EXECUTIVE COMPENSATION

The following table shows the compensation paid or accrued by the Company for the year ended December 30, 2000, to or for the account of the Chief Executive Officer. No other executive officer of the Company received an annual salary and bonus in excess of $100,000 or more during the stated period. Accordingly, the summary compensation table does not include compensation of other executive officers.

                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)      COMPENSATION($)   OPTIONS(#)
---------------------------  ----   ----------      ---------------   ----------
David Lieberman              2000   $135,000(1)
   Chief Executive Officer   1999   $135,000(2)       $30,000(3)      750,000(3)
                             1998   $135,000(4)(5)        --             --
---------------
(1) Of the $135,000 owed to Mr. Lieberman as salary for this period, $14,000 was paid to him and the remaining $121,000 has accrued to him, leaving a total of $299,000 due but not yet paid.
(2) Of the $135,000 owed to Mr. Lieberman as salary for 1999, $19,000 was paid to him and the remaining $116,000 has accrued to him, but has not yet been paid.
(3) The market value of the Company's Common Stock at the time the option was granted to Mr. Lieberman was $.05 per share, resulting in Other Annual Compensation to Mr. Lieberman of $30,000.
(4) During 1999, the Company issued to Mr. Lieberman 17,000,000 shares of its Common Stock, valued in the aggregate at $170,000, or $.01 per share. Such issuance was reimbursement to Mr. Lieberman for $67,500, $80,000 and $22,500 of salary accrued to Mr. Lieberman for services rendered by him as the Company's President during 1996, 1997 and 1998, respectively, but yet unpaid.
(5) Of the $135,000 owed to Mr. Lieberman as salary for this period, (a) $50,000 was paid to Mr. Lieberman in the form of an issuance to him of 800,000 shares of Common Stock valued at the time of issuance at $.0625 per share, and (b) $22,500 was paid to Mr. Lieberman in the form of an issuance to him of a portion of the 17,000,000 shares issued to Mr. Lieberman as discussed in Note 3, above. The remaining $62,500 of salary due Mr. Lieberman has accrued to him, but has not yet been paid.

         The Company has a consulting Agreement with C.J. Lieberman. Pursuant to said Agreement, he is to receive options to purchase 750,000 shares. His duties are to consult with the Company on the acquisition of new pharmaceutical products, marketing and general business advice for expansion of marketing and other various needs of the Company in connection with the pharmaceutical industry.

EXECUTIVE OFFICERS

Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. The Company's two executive officers, David Lieberman and Dr. Leonard Bielory are also directors of the Company. Information with regard to such persons is set forth above under the heading "Nominees." On April 7, 2000, Mr. Barry Clare resigned as the Company's Chief Operating Officer. He remains an employee of the Company.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Until June 28, 2001, all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions


                                     =======

                      Advanced Plant Pharmaceuticals, Inc.
                                ----------------
                                   PROSPECTUS
                                ----------------
                                ----------------

                               September 21, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.
         -----------------------------------------

         Limitation of Liability and Indemnification matters
         The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

         This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25.  Expenses.
          --------

The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

         Securities and Exchange Commission registration fee........   $    561
         Accounting fees and expenses...............................   $ 10,000
         Legal fees and expenses....................................   $ 25,000
         Printing and engraving expenses............................   $  2,500
         Blue Sky fees and expenses (including legal fees)..........   $  2,500
                  TOTAL.....................................   $40,561


Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

         The following information describes sales of unregistered securities by the Registrant since December 31, 2001.

                                      Number of                   % of shares
Name                                shares offered                Outstanding
----                                --------------                -----------
Rick Bodamer                            75,000 (1)                     *
Lou Lopriore                            75,000 (1)                     *
America Botanical Industries, Ltd.     395,766 (1)                     *
Robert and Jaqueline Monette           450,000 (1) (2)                 *
David and Lisa Fox                      20,000 (1)                     *
R. Spence Fink                          30,000 (1)                     *
Summa Capital, Inc.                    300,000 (2)                     *
Charles Moskowitz                      160,000 (1)                     *
National Brokers Associates, Inc.      760,000 (2)                     *
American Lifestyle.com                 100,000 (2)                     *
Jack Bienfield                         125,000 (3)                     *
Mark Cooper                            125,000 (3)                     *
Sam Berkowitz                        6,060,606 (1)                    4.8(6)
Sam Berkowitz                        2,000,000 (4)                    4.8(6)
David Lieberman                      3,000,000 (4)                   18.25%(7)
David Lieberman                      5,000,000 (5)                   18.25%(7)
Dr. Leonard Bielory                  3,000,000 (4)                   12.2%(8)
Dr. Leonard Bileory                  5,000,000 (5)                   12.2%(8)
Barry Clare                          6,000,000 (1)(2)                 5.1%(9)
Jerome Berkowitz                     1,500,000 (1)                     *
Daniel Berkowitz                       500,000 (1)                     *
Ezriel Silberberg                   10,000,000 (1)                   12.2%(10)

TOTAL TO REGISTER                   44,676,372
-----------------

         *        Less than 1% of the issued and outstanding shares

(1)      Represents  shares  issued in exchange for services and  settlement  of debt.
(2)      Represents shares issued in exchange for services.
(3)      Represents shares issued in exchange for salary due.
(4) Represents shares issued pursuant to Bonus for the year 1999, as approved by Board of Directors of the Company.
(5) Represents 5,000,000 shares issued at $0.02 to cover $100,000 of salary accrued but not paid.
(6)      Percentage includes total listed on table.
(7) Includes amounts listed and another 22,194,000 as listed on Form 4, filed July 2001.
(8)      Includes   amounts   listed  and   additional   12,225,000   restricted
         securities.
(9)      Holdings total 8,500,000 shares.
(10)     Includes amount listed and additional 10,316,667 restricted securities.

Item 27. Exhibits and Financial Statement Schedule.
         -----------------------------------------

         (a)      The following documents are filed as part of this report:

                  (1)(2) CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. A list of the Consolidated Financial Statements filed as part of this Report is set forth in Item 8 and appears at Page F-1 of this Report; which list is incorporated herein by reference. The Financial Statement Schedules and the Report of Independent Auditors as to Schedules follow the Exhibits.

         (b)      (3) EXHIBITS.


         All  of  the  items  below  are   incorporated   by  reference  to  the
Registrant's General Form 10-SB and amendments for Registration of Securities as previously filed.


                       EXHIBITS AND SEC REFERENCE NUMBERS

         Number            Title of Document
         ------            -----------------
         2(a)              Certificate of Incorporation (2)
         2(b)              Agreement and Plan of Merger (2)
         2(c)              By-Laws (2)
         5.1               Opinion of Michael S. Krome, P.C. (1)
         23.1              Consent  of  Michael C.  Kinkelstei,  & Co.,  C.P.A.,
                           Independent Auditor(1)
         24.2              Consent  of  Michael  S.  Krome,  P.C.  (included  in
                           Exhibit 5.1)

(1)     Filed Herewith.
(2)     Filed as exhibits to Form 10-SB, dated, July 23, 1999

Item 28.      Undertakings.
              ------------

         The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby further undertakes that:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");
                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filled by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Form SB-2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 21st day of September, 2001.

                                            Advanced Plant Pharmaceuticals, Inc.

Date: September 21, 2001                    By: /s/ David Lieberman
                                               --------------------------
                                               David Lieberman, President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.


Signature                       Capacity                   Date
---------                       ----------                 ----

/s/ Dr. Leonard Bielory         Chairman of the Board      September 21, 2001
-------------------------
Dr. Leonard Bileory



/s/ David Lieberman             President and Director     September 21, 2001
-------------------------
David Lieberman




LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:

The information in this prospectus is not complete and may be changed. Advanced Plant Pharmaceutical Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                Table of Contents
                                -----------------
                                                                        Page
                                                                        ----



Consolidated  Balance Sheet  (unaudited) . . . . . . . . . . . . .       F-1

Consolidated Statements of Operations (unaudited)  . . . . . . . .       F-2

Consolidated Statements of Cash Flows (unaudited). . . . . . . . .       F-3

Notes to the Financial  Statements . . . . . . . . . . . . . . . .    F-4 - F-11

                       Advanced Plant Pharmaceuticals, Inc
                       -----------------------------------
                                  Balance Sheet
                                  -------------
                               As of June 30, 2001
                               -------------------
                                   (Unaudited)
                                   -----------



                                     ASSETS

Current assets:

  Cash and cash equivalents                                  $      --
  Accounts receivable                                              6,459
  Inventory                                                       77,355
                                                             -----------
     Total current assets                                         83,814
                                                             -----------

     Intangible Assets (Net of Accumulated
            Amortization of $125,994)                          2,393,886
     Other assets                                                  8,817
                                                             -----------
                                                               2,402,703
                                                             -----------
     Total other assets                                      $ 4,889,220
                                                             ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

  Accounts Payable                                           $   220,757
  Accrued expenses payable                                     2,492,645
  Loans payable                                                  686,895
  Due to distributor                                             103,500
                                                             -----------
     Total current liabilities                                 3,503,797
                                                             -----------


Shareholders' Equity:

  Common stock, $.0007 par value, 250,000,000
   shares authorized and 153,247,198 shares issued               107,274
  Capital in excess of par value                               6,776,385
  Accumulated deficit                                         (7,900,939)
                                                             -----------
     Total shareholders' equity                               (1,017,280)
                                                             -----------

                                                             $ 2,486,517
                                                             ===========



                 See accompanying notes to financial statements.

                      Advanced Plant Pharmaceuticals, Inc.
                      ------------------------------------
                            Statements of Operations
                            ------------------------
                                   (Unaudited)
                                   -----------

                                                  Three Months Ended             Six Months Ended
                                                       June 30,                      June 30,
                                                 2001           2000           2001           2000
                                             -----------    -----------    -----------    -----------

Net Sales                                    $    11,130    $     6,583    $    17,240    $     9,061

Cost of goods sold                                10,651         13,297         13,547         45,694
                                             -----------    -----------    -----------    -----------
    Gross profit                                     479         (6,714)         3,693        (36,633)
                                             -----------    -----------    -----------    -----------

Operating expenses:

  Research and development                           750         48,500          1,500         49,250
  General and administrative                     200,588        343,829        418,182      1,352,073
                                             -----------    -----------    -----------    -----------
    Total operating expenses                     201,338        392,329        419,682      1,401,323
                                             -----------    -----------    -----------    -----------

      Operating loss                            (200,859)      (399,043)      (415,989)    (1,437,956)

Other expense (income)                              --             --              655           --
                                             -----------    -----------    -----------    -----------
    Loss before provision for income taxes      (200,859)      (399,043)      (416,644)    (1,437,956)

Provision for income taxes                          --             --             --             --
                                             -----------    -----------    -----------    -----------
    Net loss                                 $  (200,859)   $  (399,043)   $  (416,644)   $(1,437,956)
                                             ===========    ===========    ===========    ===========


Loss per common share                        $     (0.00)   $     (0.00)   $     (0.00)   $     (0.01)
                                             ===========    ===========    ===========    ===========




                 See accompanying notes to financial statements.

                      Advanced Plant Pharmaceuticals, Inc.
                      ------------------------------------
                            Statements of Cash Flows
                            ------------------------
                 For the six months ended June 30, 2001 and 2000
                 -----------------------------------------------
                                   (Unaudited)
                                   -----------


                                                       2001           2000
                                                   -----------    -----------

Cash Flows from Operating Activities:

  Net Loss from operations                         $  (416,644)   $(1,437,956)

  Adjustments to reconcile net loss from
   operations to net cash used
   by operating activities:

     Depreciation and amortization expense              84,480            443
     Services paid with common stock                   280,121        759,750
     Increase in accounts receivable                    (6,459)          --
     Increase in Inventory                             (77,355)          --
     Increase in accounts payable                       50,369         43,783
     (Decrease) increase in accrued expenses           (19,912)       105,263
                                                   -----------    -----------
     Net cash used by operations                      (105,400)      (528,717)
                                                   -----------    -----------


Cash Flows from Investing Activities:

  Purchase of computer equipment                          --           (1,000)
                                                   -----------    -----------
     Net cash used by investing activities                --           (1,000)
                                                   -----------    -----------


Cash Flows from Financing Activities:

  Proceeds from short-term loans payable               105,900        542,000
  Payments on short-term loans payable                    (500)       (25,009)
                                                   -----------    -----------
     Net cash provided by financing activities         105,400        516,991
                                                   -----------    -----------

Net (decrease) in Cash and cash equivalents               --          (12,726)

Cash and cash equivalents at beginning of period          --           12,726
                                                   -----------    -----------
Cash and cash equivalents at end of period         $      --      $      --
                                                   ===========    ===========

Supplemental Cash Flow Information:

  Cash Paid During the Period for:

     Interest                                             --             --
                                                   ===========    ===========
     Income Taxes                                         --             --
                                                   ===========    ===========

  Information about Noncash Activities:
     Common stock issued to satisfy loans          $      --      $      --
                                                   ===========    ===========
     Common stock issued for services              $   280,121    $   759,750
                                                   ===========    ===========



                 See accompanying notes to financial statements.
                                       F-3

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 1   Basis of Presentation
         ---------------------

     The accompanying unaudited financial statements of Advanced Plant Pharmaceuticals, Inc. ("APPI" or the "Company") as of June 30, 2001 have been prepared in accordance with generally accepted accounting principles for interim information. Accordingly, certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments of a recurring nature considered necessary for a fair presentation of the results for the interim periods presented have been included. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year or any other period.

     These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2000.

NOTE 2   Nature of Operations
         --------------------

     APPI focuses on the research and development of plant based dietary supplements. The Company owns the rights to a process, which utilizes whole plants to manufacture all natural dietary supplements. The Company intends to use this process to manufacture products that it hopes to distribute worldwide through various sales distribution contracts.

     The Company expects, in the near term, to finance these efforts through the sale of its common stock until such time, if ever, that the operations achieve a positive cash flow. There is no guarantee that the Company will accomplish this goal. See Note 8, "Financial Results and Liquidity."

NOTE 3   GOING CONCERN
         -------------

     Management believes that it can continue to obtain additional capital. However, if additional financing is not obtained, the Company might be forced to cease operations.

     Since its inception, the Company has had significant operating losses and working capital deficits. The Company's continued existence has been dependant on cash proceeds received from the sale of its common stock and the willingness of vendors to accept stock in lieu of cash payments for their services. Employees have also accepted deferrals of wage payments. The Company hopes to reverse this trend by generating cash inflows through the sale of new products. To accomplish this objective, the Company will require working capital to satisfy current operating expenses and to produce inventory until such time, if ever, that the revenue cycle begins generating cash. The Company's past attempts to establish a market for their products has so far been unsuccessful and resulted in minimal sales. There is no assurance that future efforts will result in a more favorable outcome.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 4   Summary of Significant Accounting Policies
         ------------------------------------------

     Cash Equivalents
     ----------------

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


     Other Assets
     ------------

     Other assets consist of patents ($4,132), security deposits ($4,144) and computer equipment ($541).

     Patents are amortized on a straight-line method over their economic lives and are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

     Computer equipment is depreciated on a straight-line method using an estimated useful life of three years.

     Inventory
     ---------

     Inventories are stated at the lower of cost or market. Actual cost is used to value raw materials and supplies. Inventories also include costs of processing and shipping.

     Intangible Assets
     -----------------

     Intangible assets principally represent the exclusive rights and interest to the allergy and sinus formulations and a thirteen- step process for the manufacturing of the company's products. Such amounts are being amortized on a straight-line basis over 15 years.

     Research & Development Costs
     ----------------------------

     Research and development costs are expensed as incurred.

     Income Taxes
     ------------

     APPI has incurred significant losses from operations. The Company has elected not to record any tax benefits relating to potential net operating loss carryforwards due to the uncertainty of realizing those benefits.

     The Company intends to follow Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" when either operations achieve profitability or the realization of net operating loss benefits can more readily be measured, whichever comes first.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 4   Summary of Significant Accounting Policies
         ------------------------------------------
(Continued)

     Earnings per Share
     ------------------

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" discusses the computation and presentation of earnings per share ("EPS"). Basic EPS, as defined by SFAS No. 128, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the reporting period, ignoring any potential effects of dilution. Diluted EPS reflects the potential dilution that would occur if securities, or other contracts to issue common stock, were exercised or converted into common stock that then shared in the earnings of the entity.

     There were 5,500,000 common stock options outstanding as of June 30, 2001. As a result of the losses reported in the periods presented these options, if exercised, would be antidilutive. Accordingly, only Basic EPS is presented in these financial statements. The weighted-average number of shares used in the computation of per share data was 147,893,297 and 109,811,099 for the three months ended June 30, 2001 and 2000, respectively. For the six-month periods then ended, the weighted-average number of shares was 141,742,748 in 2001 and 109,155,303 in 2000.

     Stock-Based Compensation
     ------------------------

     APPI has satisfied various loans, trade payables, employee back-wages and other liabilities through the issue of its common stock. The Company accounts for such stock-based compensation using the fair-value method as prescribed by SFAS No. 123, "Accounting for-Stock-Based Compensation." The Company has also issued stock options to key employees. As permissible under SFAS No. 123, the Company accounts for stock options using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 5   Capital Stock
         -------------

     The Company is authorized to issue 250 million shares of it common stock, par value $.0007 per share. The holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

     The Company is also authorized to issue 5 million shares of preferred stock, par value $.0007 per share. There is currently no preferred stock outstanding and the company has no current plans to issue preferred stock.

NOTE 6   Loans Payable
         -------------

     Loans Payable consists of unsecured, non-interest bearing short-term loans typically of less than three months duration. The loan agreements provide the Company with the option of repaying the loans with either cash or restricted shares of the Company's common stock.

NOTE 7   Related-Parties Transactions
         ----------------------------

     On March 15, 2000 the company entered into a two-year employment agreement with Dr. Leonard Bielory whereby Dr. Bielory will serve as the Company's Scientific Director and its Chairman of the Board of Directors. Under the terms of the agreement, the Company is required to pay Dr. Bielory wages of $500 per month for the first twelve months and up to $2,500 per month thereafter, contingent on the Company achieving specified net profit levels. Upon commencement of this agreement, and each January 1 thereafter, the Company is to issue Dr. Bielory options to purchase 750,000 shares of the Company's common stock as additional compensation under this agreement. As of August 15, 2001, the Company has not issued any of the options required per the agreement. The agreement also required the Company to issue Dr. Bielory 225,000 restricted shares of the Company's common stock as a signing bonus. The fair market value of the Company's stock on March 15, 2000 (the date of this agreement) was $.43 per share. The Company accrued the shares' aggregate fair market value of $96,750 as additional compensation expense during the first quarter of 2000. The shares were issued to Dr. Bielory during April 2000.

     On January 22, 2001, the Company entered into a consulting agreement with Summa Capital, Inc., which is owned by the son of a current employee and shareholder of the Company. In accordance with the agreement, Summa Capital will provide consulting services in the area of investor relations, public relations, marketing and capital markets. The agreement is renewable every three months but may be cancelled by either party on a monthly basis.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 7   Related-Parties Transactions
         ----------------------------
(Continued)

     Compensation payable to Summa Capital under this agreement includes $3,000 per month payable in advance, 300,000 shares of Company stock at the end of each three-month period and a percentage of the net proceeds of any money raised by the Company from sources introduced by Summa Capital.
     Additionally, at the beginning of every three-month renewal period Summa Capital is to receive two-year warrants convertible into 300,000 shares of the Company's common stock and five-year warrants to purchase an additional 300,000 shares of the Company's stock. General and administrative expenses for the three-month and six-month periods ended June 30, 2001, includes
     $21,000 and $38,300, respectively, of expenses relating to this agreement of which $3,700 has been paid as of June 30, 2001.

     On February 28, 2001, the Company entered into a loan agreement with Sam Berkowitz, an employee and shareholder of the Company. The agreement is for a maximum loan amount of $100,000 and was initially due on June 30, 2001. The Company has borrowed $56,400 on this loan which is still outstanding at June 30, 2001. The loan is interest free and includes the option to be paid in Company stock. If the loan is paid in Company stock, the stock conversion price is $.0165 per share.

     The Company's President, and his brother, has also lent the Company money at various times in the past. Outstanding balances under these loans totals approximately $77,000 at June 30, 2001. These loans are also interest free.

NOTE 8   Financial Results and Liquidity
         -------------------------------

     As of June 30, 2001, the Company had no cash balances. Since its inception, the Company has had significant operating losses and working capital deficits. The Company's continued existence has been dependant on cash proceeds received from the sale of its common stock and the willingness of vendors to accept stock in lieu of cash payments for their services. Employees have also accepted deferrals of wage payments. The Company hopes to reverse this trend by generating cash inflows through the sale of new products. To accomplish this objective, the Company will require working capital to satisfy current operating expenses, and to produce inventory, during the interim period preceding such time, if ever, that the revenue cycle begins generating cash.

     To market and generate sales of its products, the Company has entered into various distribution agreements over the years. As of June 30 2001, none of the distribution agreements has resulted in significant sales for the Company. The impact of any current or future distribution agreements on the Company's cash flow is uncertain.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 8   Financial Results and Liquidity
         -------------------------------
(Continued)

     There is no guarantee that cash generated from new product sales will occur, or be sufficient to fund operating costs which can be expected to increase as the Company "ramps up" for manufacturing and distribution activities. There also is no assurance that the Company will continue to be able to finance operations through the sale of its common stock, the exchange of stock for services or from the proceeds of unsecured loans with private lenders.


NOTE 9   Financial Advisor and Investment Banking Agreement
         --------------------------------------------------

     On February 17, 2000 the Company entered into an agreement with First Madison Securities, Inc. ("FMS") whereby FMS was to act as consultant and non-exclusive financial advisor and investment banker to the Company in connection with strategic planning, securities transactions, valuations, mergers & acquisitions, alternative financing structures and capital formation. FMS would also act as placement agent for the Company.

     As compensation for these services, the Company is required to issue FMS 6,000,000 restricted shares of its common stock as follows; 1,700,000 shares upon execution of the agreement, 1,700,000 shares within three months of signing the agreement and 2,600,000 shares within six months of signing the agreement. The restricted shares were to be registered with the Securities and Exchange Commission to become free trading shares as soon as possible with FMS bearing all registration costs. General and Administrative expenses for the three-months ended March 31, 2000 includes consulting expense of $663,000, which was the aggregate fair market value of the initial 1,700,000 shares due to FMS on February 17, 2000. The Company distributed the initial 1,700,000 shares during May 2000.

     The Company is also required to pay FMS a placement fee for any transactions consummated, directly or indirectly, through FMS during the term of the agreement or within two years thereafter. The placement fee will consist of a payment equal to 10% of the gross proceeds raised from the sale of applicable securities, reimbursement of non-accountable expenses equal to 3% of the gross proceeds from the sale of any applicable securities plus warrants to purchase common stock equal to 10% of the applicable shares sold. Additionally, the Company will reimburse FMS for all reasonable out-of-pocket expenses incurred in the performance of this agreement, up to a maximum of $25,000.

     Service under this agreement shall continue until terminated by either party by giving thirty days written notice. Through June 30, 2001, this contract has not been exercised or terminated.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 10  Sales Management Agreement
         --------------------------

     On March 16, 2001, the Company entered into an agreement whereby the Company appointed National Brokers Associates (NBA) as their exclusive sales management organization. The agreement is for a one year term. Compensation under the agreement involves percentage of sales volume and includes minimum payments of $5,000 per month of which 80% can be paid with Company stock at a discounted conversion rate. The agreement calls for the issuance of additional shares of the Company's stock if certain sales levels are achieved.

NOTE 11  Financial Consulting and Public Relations Agreement
         ---------------------------------------------------

     On June 26, 2001, the Company entered into an agreement with Continental Management Group, Inc. (CMGI) whereby CMGI will provide financial consulting and public relations services to APPI. The agreement is for a period of one year commencing on July 1, 2001 but is cancelable by either party on thirty days written notice. Compensation under this agreement includes the issuance of 3,000,000 shares of common stock over the duration of the agreement in equal monthly installments. Additionally, upon commencement of services, 500,000 shares of common stock, and options to purchase 500,000 additional shares at $.025 per share, are to be issued to CMGI.

NOTE 12  Prior Period Adjustments
         ------------------------

     Reclassification of purchase of formulation and manufacturing process
     ---------------------------------------------------------------------

     On July 16, 1999, the Company entered into a Technology Purchase Agreement with C.J. Lieberman (brother of the current President) whereby the Company acquired exclusive rights and interest to a thirteen-step process, which utilizes virtually the whole of the nutrients found in plants to manufacture herbal dietary supplements. The purchase price for the process includes 18,000,000 shares of the Company's common stock issuable in two phases. As of December 2000, none of the stock related to this agreement has been issued. The Company accrued $1,440,000, in anticipation of issuing 12 million shares that became due in 2000 per the agreement. This amount, which represents the fair market value of the stock when it became due under the agreement was included in "Research and Development" costs in 2000 and "Accrued Expenses Payable" at December 31, 2000.

     On February 28, 2000 the Company entered into an Asset Purchase Agreement with Dr. Leonard Bielory (Chairman of the Board of Directors of APPI) whereby the Company acquired the exclusive rights and interest to allergy and sinus formulations ("Assets"). The purchase price includes options to purchase 18,000,000 shares of the Company's common stock at an aggregate exercise price of $180. The options are to be issued in two phases. The first phase was completed in 2000 and the required options to purchase 12 million shares were issued during the fourth quarter of 2000. The fair value of the 12 million share options was $1,079,880 and was included in "Research and Development" expense in the 2000 income statement.

                      ADVANCED PLANT PHARMACEUTICALS, INC.
                      ------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                  JUNE 30, 2001
                                  -------------
                                   (UNAUDITED)
                                   -----------


NOTE 12  Prior Period Adjustments
         ------------------------
(Continued)

     During the fourth quarter ending December 31, 2000, the Company expensed as research and development, the combined cost of $2,519,880 for the asset purchase agreements with Dr. Leonard Bielory and C.J. Lieberman. The Company corrected the error and capitalized such costs as intangible assets, subject to amortization. The effect of the restatement was to reduce costs of research and development as reported on December 31, 2000 from $2,615,630 to $95,750.

     Additionally, the Company recorded approximately $42,000 of amortization for the same period. The effect of the correction was to reduce the net loss reported for the year ended December 31, 2000 from $4,778,734 ($.04 loss per share) to $2,300,854 ($.02 loss per share).

     Additionally, the Company recorded approximately $42,000 of amortization during the first quarter ending March 31, 2001. The effect on the correction is to increase the loss as originally reported from $173,787 to $215,787.


NOTE 13  Subsequent Events
         -----------------

     In addition to the shares that may potentially be issued for the agreements previously discussed, the Company is currently considering issuing approximately 8,705,000 shares of common stock to pay off various payables existing at June 30, 2001. The fair market value of these shares at June 30, 2001 is approximately $348,000.

     None of the shares relating to these subsequent events has been used to calculate earnings per share data since they would be antidilutive.